Exhibit 4.22

SEVENTH AMENDMENT AND WAIVER TO

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 10, 2006

This SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is by and among FRESH DEL MONTE PRODUCE INC., a Cayman Island company (“Fresh Produce”), DEL MONTE FRESH PRODUCE N.A., INC., a Florida corporation (“Fresh N.A.”), DEL MONTE FRESH PRODUCE INTERNATIONAL, INC., a Liberian corporation (“Fresh International”), FRESH DEL MONTE SHIP HOLDINGS LTD., a Cayman Island company (“Ship Holdings”), DEL MONTE B.V. (f/k/a Del Monte Fresh Produce B.V.), a Netherlands corporation (“DMBV”), DEL MONTE FRESH PRODUCE (UK) LTD., an English limited company (“Fresh U.K.”), DEL MONTE FOODS INTERNATIONAL LIMITED, an English limited company (“Foods International”), DEL MONTE INTERNATIONAL INC., a Panama corporation (“Del Monte International”), and DEL MONTE EUROPE LIMITED, an English limited company (“Del Monte Europe”) (Fresh Produce, Fresh N.A., Fresh International, Ship Holdings, DMBV, Fresh U.K., Foods International, Del Monte International and Del Monte Europe are referred to herein collectively as the “Borrowers” and each individually as a “Borrower”); the entities identified as “Guarantors” on the signature pages hereof (each a “Guarantor” and collectively, the “Guarantors”); the banks and other lending institutions listed on the signature pages hereof as Lenders (the “Lenders”); and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (“Rabobank”), as administrative agent for the Lenders (the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS:

(1) The Borrowers, the Administrative Agent, the Guarantors and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of March 21, 2003, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of January 27, 2004, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of June 24, 2004, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of November 10, 2004, as further amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of June 15, 2005, as further amended by that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of February 14, 2006 and as further amended by that certain Sixth Amendment to Amended and Restated Credit Agreement dated as of March 24, 2006 (as may be further amended, restated, modified or supplemented from time to time prior to the date hereof, the “Credit Agreement”).

(2) Pursuant to Section 2.1(d)(i) of the Credit Agreement, any Borrower may request an Incremental Term Loan Borrowing by, among other things, delivering a Notice of Incremental Term Loan Borrowing to the Administrative Agent at least 30 days but not more than 90 days prior to the proposed advance date of such Incremental Term Loan Borrowing.

(3) The Borrowers delivered a Notice of Incremental Term Loan Borrowing to the Administrative Agent on May 9, 2006 (the “May Notice of Incremental Term Loan Borrowing”) which contained a date for the proposed Incremental Term Loan Borrowing of May 10, 2006.

(4) The Borrowers have requested that (i) certain terms and conditions of the Credit Agreement be amended and (ii) the Lenders grant a waiver of the 30 day notice requirement contained in Section 2.1(d)(i) of the Credit Agreement with respect to the May Notice of Incremental Term Loan Borrowing, and the Administrative Agent and the Lenders have agreed to the requested amendments and to grant the waiver, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement, and further agree as follows:

Section 1.    Amendments.

1.1 Amendments to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement, Certain Defined Terms, is hereby amended and modified by adding the following definitions in the appropriate alphabetical order (in the case of any new definition) and amending and restating in their entirety the following definitions (in the case of any definition already included in Section 1.1 of the Credit Agreement):

“Applicable Margin” means for any Borrower on any date of determination, (a) with respect to an Incremental Term Loan, the applicable interest rate percentage governing such Tranche of Incremental Term Loans as set forth in the related Notice of Incremental Term Loan Borrowing, and (b) with respect to Revolving Advances, the applicable percentage indicated below which corresponds to the Leverage Ratio of Fresh Produce indicated below:

Level	Leverage Ratio	Applicable Margin for LIBO Rate Advances	Applicable Margin for Base Rate Advances	Applicable Margin for Unused Revolving Commitment
1	Greater than or equal to 3.50 to 1.00	2.000%	0.750%	0.400%
2	Less than 3.50 to 1.00, but greater than or equal to 3.00 to 1.00	1.750%	0.500%	0.350%
3	Less than 3.00 to 1.00, but greater than or equal to 2.50 to 1.00	1.500%	0.250%	0.350%
4	Less than 2.50 to 1.00, but greater than or equal to 2.00 to 1.00	1.250%	0.000%	0.300%
5	Less than 2.00 to 1.00, but greater than or equal to 1.50 to 1.00	1.000%	0.000%	0.300%
6	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00	0.875%	0.000%	0.250%
7	Less than 1.00 to 1.00, but greater than or equal to 0.50 to 1.00	0.750%	0.000%	0.200%
8	Less than 0.50 to 1.00	0.625%	0.000%	0.175%

The Applicable Margin for each Revolving Advance shall be determined by reference to the Leverage Ratio in effect from time to time at the end of each fiscal quarter based on the financial statements for the most recently ended fiscal quarter and the three immediately preceding completed fiscal quarters; provided, however, that (a) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 5.16(b) and (c), as the case may be, and a certificate of the Chief Financial Officer of Fresh Produce demonstrating such Leverage Ratio, attaching thereto a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by Fresh Produce in determining such Leverage Ratio, and (b) the Applicable Margin shall be the highest interest rate margin set forth above with respect to the applicable Revolving Advances and Unused Revolving Commitment, respectively, if Fresh Produce has not submitted to the Administrative Agent the information described in clause (a) of this proviso as and when required under Section 5.16(b) or (c), as the case may be, for so long as such information has not been received by the Administrative Agent.

“Computation Date” means the date on which the Equivalent Amount in U.S. dollars of any Letters of Credit denominated in Pounds or Euros, as applicable, is determined.

“Consolidated EBITDA” means, for Fresh Produce for any period, the sum, determined on a Consolidated basis, of (a) Consolidated Net Income (or net loss), plus, without duplication and to the extent included in the calculation of such Consolidated Net Income (or net loss), (b) the sum of (i) net interest expense, (ii) income tax expense, (iii) depreciation expense,

(iv) amortization expense, (v) commencing with any period during fiscal year 2006 and thereafter, non-cash compensation expense defined in and required by SFAS 123(R), and (vi) any extraordinary, unusual or non-recurring noncash expenses or losses, minus (c) the sum of (i) any extraordinary, unusual or non-recurring income or gains which were included in the calculation of Consolidated Net Income (or net loss), and (ii) cash expenditures in excess of $5,000,000 incurred per quarter, the effect of which is to reduce balance sheet provisions previously booked and treated as an extraordinary, unusual or non-recurring non-cash expense, in each case of Fresh Produce and its Subsidiaries, determined in accordance with GAAP for such period.

“Equivalent Amount” means (a) whenever this Agreement requires or permits a determination on any date of the equivalent in U.S. dollars of an amount expressed in Pounds or Euros, the equivalent amount in U.S. dollars of such amount expressed in Pounds or Euros, as applicable, as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of U.S. dollars with Pounds or Euros, as applicable, on the relevant Computation Date provided for hereunder; or (b) whenever this Agreement required or permits a determination on any date of the equivalent amount in Pounds or Euros of such amount expressed in U.S. dollars, the equivalent amount in Pounds or Euros, as applicable, of such amount expressed in U.S. dollars, as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of Pounds or Euros, as applicable, with U.S. dollars on the relevant Computation Date provided for hereunder.

“Euros” means the single currency of participating member states of the European Union.

“Pounds” means the lawful currency of the United Kingdom.

“SFAS 123(R)” means Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, which requires all public companies that grant stock options to employees to recognize in its financial statements non-cash compensation expense of the fair value of the options.

“Spot Rate” for a currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

1.2 Amendment to Section 2.1(c) of the Credit Agreement. Section 2.1(c) of the Credit Agreement, Letters of Credit, is hereby amended by deleting such Section in its entirety and substituting the following in lieu thereof:

“(c) Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) denominated in U.S. dollars, Pounds or Euros for the account of any Borrower from time to time on any Business Day from and after the date of the initial Advance until the Revolving Termination Date in an aggregate amount not to exceed at any time outstanding the Letter of Credit Sublimit in effect at such time; provided that, (i) after giving effect to the issuance of such Letter of Credit, the Total Current Exposure shall not exceed the Total Revolving Commitment and (ii) the aggregate amount of Letters of Credit denominated in Pounds and Euros shall not exceed the Equivalent Amount of U.S.$25,000,000 at any time. Each Letter of Credit shall have an expiry date which is 365 days or less immediately following the date of the issuance of such Letter of Credit (other than the Rabobank Italy Letter of Credit), but in no event shall any Letter of Credit have an expiry date that occurs on a date later than the Revolving Termination Date; provided, however, a Borrower may request issuance or renewal of a Letter of Credit with an expiry date after the Revolving Termination Date if, at the time of such issuance or renewal, such Borrower deposits into the L/C Cash Collateral Account an amount in immediately available funds equal to the face amount of such Letter of Credit. The reimbursement obligation under the Letter of Credit shall be payable in U.S. dollars (including the Equivalent Amount in U.S. dollars for any Letter of Credit issued in Pounds or Euros) in accordance with Section 2.3(b). All amounts paid by the Issuing Bank under a Letter of Credit shall, immediately upon the making of such payment and without the necessity of further act or evidence, constitute Revolving Advances pursuant to Section 2.3(b) to the requesting Borrower by the Issuing Bank hereunder for all purposes of this Agreement (including, without limitation, the provisions of Section 2.4 and Section 2.6), which shall be deemed made by the Issuing Bank, and the Issuing Bank shall be entitled to all of the benefits of this Agreement and the other Loan Documents with respect to such Revolving Advances. Each Letter of Credit issued on behalf of any Borrower may be cancelled before its expiration date without penalty if the beneficiary of the Letter of Credit delivers the original Letter of Credit to the Issuing Bank. Each Letter of Credit issued under the Existing Credit Agreement and outstanding as of the Agreement Date is listed on Schedule 2.1(c) hereto, and such existing Letters of Credit shall automatically be deemed to have been issued and outstanding under this Agreement as of the Agreement Date.”

1.3 Amendment to Section 2.3(a) of the Credit Agreement. Section 2.3(a) of the Credit Agreement, Request for Issuance, is hereby amended by deleting paragraph (i) of clause (a) thereof in its entirety and substituting the following in lieu thereof:

“(i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed issuance of such Letter of Credit, by the requesting Borrower to the Administrative Agent. The Administrative Agent shall give to the Issuing Bank prompt notice thereof by telex, telecopier or electronic mail of such Borrower’s request for the issuance of a Letter of Credit. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telex, telecopier or electronic mail, specifying therein the requested (A) type of Letter of Credit, (B) date of such issuance (which shall be a Business Day), (C) stated principal amount of such Letter of Credit, (D) expiration of such Letter of Credit, (E) currency in which such Letter of Credit shall be denominated, which shall be U.S. dollars, Pounds or Euros, (F) name and address of the beneficiary of such Letter of Credit and (G) form of any such Letter of Credit.”

1.4 Amendment to Section 2.3(b) of the Credit Agreement. Section 2.3(b) of the Credit Agreement, Drawing and Reimbursement, is hereby amended by deleting such Section in its entirety and substituting the following in lieu thereof:

“(b) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making of a Revolving Advance by the Issuing Bank bearing interest at the Base Rate in the amount of such draft and, in connection with any Letter of Credit denominated in Pounds or Euros, such Revolving Advance shall be made in the Equivalent Amount in U.S. dollars as of the date of such draft payment by the Issuing Bank. In the event of a payment of any draft drawn under any Letter of Credit issued by the Issuing Bank, each other Revolving Lender shall be deemed to have purchased from the Issuing Bank, and the Issuing Bank shall sell and assign to each such other Revolving Lender, such other Revolving Lender’s Revolving Commitment Pro Rata Share of such outstanding Revolving Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Advance to be purchased by such Revolving Lender. Each Borrower hereby consents to each such sale and assignment. Each Revolving Lender agrees to purchase its Pro Rata Share of an outstanding Revolving Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank, provided notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Issuing Bank to any other Revolving Lender of a portion of such Revolving Advance, the Issuing Bank represents and warrants to such other Revolving Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Revolving Advance, the Loan Documents or the Borrower for the account of which such Letter of Credit was issued. If and to the extent that any Revolving Lender shall not have so made the amount of its interest in such Revolving Advance available to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. On the last day of each month, the Issuing Bank shall notify each Revolving Lender of its Pro Rata Share of the Revolving Advances made by the Issuing Bank during the preceding month pursuant to this Section 2.3(b) and shall pay to each such Revolving Lender in respect of the amount of any funded participations of such Revolving Lender in such Revolving Advances outstanding at any time during the preceding month, an amount equal to such Revolving Lender’s Pro Rata Share of the interest payable on such Revolving Advances only to the extent that such amounts shall have been paid to the Issuing Bank by the Borrowers.”

1.5 Amendment to Section 2.4(b) of the Credit Agreement. Section 2.4(b) of the Credit Agreement, Commitment Fee, is hereby amended by deleting the words “first day” set forth therein and substituting “second day” in lieu thereof.

1.6 Amendment to Section 2.4(c) of the Credit Agreement. Section 2.4(c) of the Credit Agreement, Letter of Credit Fees, is hereby amended by deleting such Section in its entirety and substituting the following in lieu thereof:

“(c) Letter of Credit Fees. In addition, the requesting Borrower shall, in consideration of the issuance by the Issuing Bank of each Letter of Credit and in addition to other charges payable by each Borrower to any of the Lenders under this Agreement, (i) pay to the Administrative Agent for the account of the Issuing Bank, (x) such fee as may be agreed to between Fresh Produce and the Issuing Bank from time to time in connection with each Letter of Credit issued hereunder, which fee shall be due and payable quarterly in arrears on the second day of each calendar quarter during which such Letter of Credit was outstanding (unless a different payment schedule is agreed to between Fresh Produce and the Issuing Bank) and, if then unpaid, on the Revolving Termination Date, and (y) the amount of all usual and customary fees and expenses of the Issuing Bank for issuing, amending or renewing any Letter of Credit, and (ii) pay to the Administrative Agent, for the account of the Revolving Lenders, a Letter of Credit Commission in respect of the Equivalent Amount in U.S. dollars of each Letter of Credit, with such Letter of Credit Commission to be paid by the Administrative Agent to the Revolving Lenders in arrears on the second day of each calendar quarter in connection with the Letters of Credit outstanding during the previous quarter, and, to the extent that such amounts remain owing and unpaid, on the Revolving Termination Date.”

1.7 Amendment to Section 2.5(b) of the Credit Agreement. Section 2.5(b) of the Credit Agreement, Optional Prepayments, is hereby amended by deleting the final proviso of such Section and substituting the following in lieu thereof:

“; and provided, further, that each optional prepayment shall be in an amount of U.S.$300,000 or an integral multiple of U.S.$ 100,000 in excess thereof.”

1.8 Amendment to Section 2.5(c) of the Credit Agreement. Section 2.5(c) of the Credit Agreement, Mandatory Prepayments, is hereby amended by adding a new paragraph (iv) at the end of such Section as follows:

“(iv) Fresh Produce shall, if applicable, on the first Business Day of each month, either (x) make payment to the Administrative Agent for deposit in the L/C Cash Collateral Account, or (y) issue to the Administrative Agent a Letter of Credit denominated in U.S. dollars, in form and substance reasonably acceptable to the Administrative Agent, in an amount in either case sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account (excluding any amounts deposited pursuant to Section 7.3) or the face amount of such Letter of Credit delivered pursuant to clause (y), as applicable, to equal the amount by which the Equivalent Amount in U.S. dollars of all Letters of Credit denominated in Pounds or Euros exceeds U.S. $25,000,000 on the applicable Computation Date.”

1.9 Amendment to Section 2.6(a)(i) of the Credit Agreement. Section 2.6(a)(i) of the Credit Agreement, Base Rate Advances, is hereby amended by deleting each reference to “first day” set forth therein and substituting “second day” in lieu thereof.

1.10 Amendment to Section 6.6 of the Credit Agreement. Section 6.6 of the Credit Agreement, Investments; Acquisitions, is hereby amended by deleting the “and” after paragraph (g) of such Section, deleting the period at the end of paragraph (h) of such Section and inserting “; and” in lieu thereof, and inserting the following new paragraph (i) at the end of such Section:

“(i) Investments in and acquisitions of Persons that are not Subsidiaries in connection with any joint venture entered into by Fresh Produce or its Subsidiary; provided (i) such joint venture shall be primarily engaged in businesses that are related, ancillary or complementary to the business of Fresh Produce and its Subsidiaries as of the date hereof, (ii) no Default then exists or would be caused thereby, and (iii) the aggregate principal amount of all such Investments or acquisitions after the date hereof shall not exceed $35,000,000.”

1.11 Amendment to Section 6.15. Section 6.15 of the Credit Agreement, Financial Covenants, is hereby amended by deleting such Section in its entirety and substituting the following in lieu thereof:

“SECTION 6.15 Financial Covenants. Each of the Borrowers covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless the Required Lenders shall have otherwise consented in writing thereto:

(a) Maximum Leverage Ratio. Fresh Produce and its Subsidiaries on a Consolidated basis shall maintain as of the end of each fiscal quarter of Fresh Produce a Leverage Ratio for such fiscal quarter and the three immediately preceding completed fiscal quarters of Fresh Produce of not more than the amount set forth in the following table for the applicable fiscal quarter period set forth opposite thereto:

Applicable Ratio	Fiscal Quarters Ending
4.10 to 1.00	June 2006
4.10 to 1.00	September 2006
4.00 to 1.00	December 2006
4.00 to 1.00	March 2007
4.00 to 1.00	June 2007
4.00 to 1.00	September 2007
3.50 to 1.00	December 2007 and each fiscal quarter thereafter

(b) Minimum Tangible Net Worth. Fresh Produce and its Subsidiaries on a Consolidated basis shall maintain as of the fiscal quarter ending March 2006, and as of the end of each fiscal quarter thereafter of Fresh Produce, Tangible Net Worth of not less than an amount equal to the sum of (i) U.S. $570,000,000, plus (ii) an amount equal to 50% of Consolidated Net Income (to the extent positive) of Fresh Produce for the quarter ending June 2006, and each fiscal quarter thereafter on a cumulative basis.

(c) Minimum Interest Coverage. Fresh Produce and its Subsidiaries on a Consolidated basis shall maintain at the end of each fiscal quarter of Fresh Produce, commencing with the fiscal quarter ending March 2006, a ratio of Consolidated EBITDA to Consolidated interest expense for such fiscal quarter and the three immediately preceding completed fiscal quarters of Fresh Produce, of not less than 3.00 to 1.00.

(d) Capital Expenditures. Fresh Produce and its Subsidiaries on a Consolidated basis shall not make Capital Expenditures that exceed (i) in the case of the fiscal year ending December 2006, $165,000,000, (ii) in the case of the fiscal year ending December 2007, $165, 000,000 and (iii) in the case of the fiscal year ending December 2008 and each fiscal year ending thereafter, $150,000,000.”

1.12 Amendment to Section 9.7 of the Credit Agreement. Section 9.7 of the Credit Agreement, Assignments and Participations, is hereby amended by deleting paragraph (i) of clause (a) thereof in its entirety and substituting the following in lieu thereof:

“(i) in the case of each such assignment of a Revolving Commitment or an Incremental Term Loan Commitment (except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement), the amount of the Revolving Commitment or Incremental Term Loan Commitment of the assigning Lender being assigned pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in each case not be less than U.S.$1,000,000; provided, however, that (x) no Revolving Lender shall have, at any time, a Revolving Commitment in an amount less than U.S.$ 1,000,000, and (y) no Incremental Term Loan Lender shall have, at any time, an Incremental Term Loan Commitment in an amount less than U.S.$ 1,000,000 (other than as a result of the prepayment of the principal amount of such Incremental Term Loans);”

Section 2. Waiver. Each Lender hereby waives the 30 day notice requirement contained in Section 2.1(d)(i) of the Credit Agreement for the May Notice of Incremental Term Loan Borrowing.

Section 3. Acknowledgement. The Borrowers acknowledge and agree that after giving effect to the Incremental Term Loan Borrowing requested in the May Notice of Incremental Term Loan Borrowing, the remaining aggregate amount of Incremental Term Loans which may be advanced under the Credit Agreement shall be U.S.$250,000,000.

Section 4. Representations and Warranties. Each Borrower and Guarantor represents and warrants as follows:

(a) The execution, delivery and performance by such Loan Party of this Amendment and the other transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or bylaws; (ii) violate any law (including, without limitation, the

Securities Exchange Act of 1934, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and any similar statute), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award; (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties; or (iv) except for the Liens created under the Security Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(b) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by any Loan Party of this Amendment and each other Loan Document contemplated hereby to which it is or is to be a party, or for the consummation of the transactions contemplated hereby.

(c) This Amendment and each other document required to be delivered by a Loan Party hereunder have been duly executed and delivered by each Loan Party thereto, and constitute the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(d) The representations and warranties contained in Article 4 of the Credit Agreement, and in each of the Loan Documents, are correct in all material respects on and as of the date hereof as though made on and as of such date, other than any such representations and warranties that, by their terms, expressly refer to an earlier date.

(e) No event has occurred and is continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Section 5. Conditions Precedent to Effectiveness of this Amendment. This Amendment shall be effective as of the date first set forth above upon the satisfaction of the following conditions precedent in a manner acceptable to the Administrative Agent:

(a) The Lenders shall be satisfied that there shall have been no material change since the Third Amendment Date with respect to, (i) the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including, without limitation, the charter, bylaws or equivalent corporate documents and any shareholders’ agreement and (ii) the management and operations of the Loan Parties and their Subsidiaries.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment, any Note, the Credit Agreement (as amended hereby), any other Loan Document or the consummation of the transactions contemplated hereby.

(c) The Administrative Agent shall have received a solvency letter, in form and substance satisfactory to the Lenders, attesting that Fresh Produce and its Subsidiaries, taken as a whole, is and will be Solvent after giving effect to the transactions contemplated hereby, from its Chief Financial Officer.

(d) The Loan Parties shall have obtained all necessary approvals required from regulatory authorities and others, if any, in connection with the transactions contemplated hereby (without the imposition of any conditions that are not acceptable to the Lenders).

(e) On the date of this Amendment (the “Seventh Amendment Date”), there shall exist (i) no material default by any Loan Party in any Material Contract and all Material Contracts shall be in full force and effect, nor (ii) to the knowledge of any Loan Party, any material default in compliance by such Loan Party with any material Applicable Laws.

(f) In the reasonable opinion of the Administrative Agent, there shall have occurred no material adverse change in (i) the properties, business, prospects, operation or condition (financial or otherwise) of Fresh Produce and its Subsidiaries taken as a whole or (ii) loan syndication or financial conditions generally or in the syndication, financial or business conditions in any of the jurisdictions in which a Loan Party is organized, including, without limitation, material adverse changes in the regulatory or business environment.

(g) The Borrowers shall have paid to the Administrative Agent, (i) on behalf of the Lenders a fee in an amount equal to (x) with respect to each Revolving Lender, 0.125% multiplied by such Revolving Lender’s Revolving Commitment and (y) with respect to each Incremental Term Loan Lender, the fees required by the May Notice of Incremental Term Loan Borrowing, and (ii) on its behalf, such fees as may be due and owing under the terms of that certain fee letter dated as of the Seventh Amendment Date by the Borrowers in favor of the Administrative Agent (the “Seventh Amendment Fee Letter”).

(h) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) this Amendment duly executed by the Borrowers, the Guarantors, the Administrative Agent, the Issuing Bank and each of the Lenders;

(ii) Incremental Term Loan Notes in the amount of the Incremental Term Loan Commitment of each Incremental Term Loan Lender as set forth on Schedule A hereto;

(iii) a Lender Joinder Agreement duly executed by each Incremental Term Loan Lender agreeing to comply with all obligations of a “Incremental Term Loan Lender” under the Credit Agreement;

(iv) the Seventh Amendment Fee Letter duly executed by the Borrowers and the Administrative Agent;

(v) certified copies of the resolutions of the Board of Directors of each Borrower approving this Amendment, the Notice of Incremental Term Loan Borrowing, the Incremental Term Loan Notes, each other Loan Document contemplated hereby to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment, the Notice of Incremental Term Loan Borrowing, the Incremental Term Loan Notes and each other Loan Document;

(vi) a copy of the charter or memorandum and articles of association, as the case may be, of each Borrower and each amendment thereto, certified (as of a date reasonably near the Seventh Amendment Date) by an appropriate governmental official as being a true and correct copy thereof;

(vii) a copy of a certificate of the Secretary of State of the state of organization of each Borrower (or the equivalent, if any, of such certificate in any non-U.S. jurisdiction in which such Borrower is organized), dated reasonably near the Seventh Amendment Date, listing the charter of such Borrower and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Person’s charter on file in his office; (B) such Person has paid all franchise taxes to the date of such certificate; and (C) such Person (other than Del Monte Europe Limited, Del Monte Fresh Produce (UK) Ltd. and Del Monte Foods International Limited) is duly incorporated and in good standing or presently subsisting under the laws of the jurisdiction of its organization;

(viii) a certificate of each Borrower, signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary or by one of its directors, or by other appropriate officers of it, dated as of the Seventh Amendment Date (the statements made in which certificate shall be true on and as of the Seventh Amendment Date), certifying as to (A) a true and correct copy of the charter or memorandum and articles of association, as the case may be, of such Person as in effect on the Seventh Amendment Date; (B) a true and correct copy of the bylaws of such Person as in effect on the Seventh Amendment Date; and (C) the due incorporation of such Person and good standing (or the reasonable equivalent thereof, if any) of such Person (other than Del Monte Europe Limited, Del Monte Fresh Produce (UK) Ltd. and Del Monte Foods International Limited) as a corporation organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Person;

(ix) a certificate of the Secretary or an Assistant Secretary or other appropriate officer of each Borrower certifying the names and true signatures of the directors and officers of such Person authorized to sign this Amendment, the Notice of Incremental Term Loan Borrowing, the Incremental Term Loan Notes and each other Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(x) an amendment to the existing Pledge Agreement executed by Del Monte Fresh Produce Acquisition (Chile) Corp. and Del Monte Fresh Produce Investment (Chile) Corp. with respect to the Pledged Stock of Del Monte Fresh Produce (Chile) S.A., together with (A) additional certificates, if any, representing the shares of such Pledged Stock (or the equivalent thereof), accompanied by undated stock powers (or the equivalent thereof) executed in blank; (B) executed financing statements and other similar documents in proper form for filing under the Uniform Commercial Code of any state of the United States and any similar laws of any jurisdictions outside the United States, that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created by such Pledge Agreement, covering the Collateral described in such Pledge Agreement; (C) evidence of the completion of all other recordings, registrations and filings of or with respect to such Pledge Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby, and (D) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created by such Pledge Agreement has been taken;

(xi) an amendment to the existing Guaranty Agreement executed by Del Monte Fresh Produce (Chile) S.A.; and

(xii) a favorable opinion of (A) Cleary, Gottlieb, Steen & Hamilton, counsel to the Loan Parties, (B) general counsel for the Loan Parties, (C) United Kingdom counsel to the Loan Parties, (D) Liberian counsel to the Loan Parties, (E) Netherlands counsel to the Loan Parties, (F) Cayman Islands counsel to the Loan Parties, (G) Chilean counsel to the Loan Parties, (H) Panamanian counsel to the Loan Parties, and (I) such other counsel as the Administrative Agent may reasonably request.

(i) The Administrative Agent shall have received such other documents, instruments, and information executed and/or delivered by the Borrowers as the Administrative Agent may reasonably request.

Section 6. Conditions Subsequent to Effectiveness of this Amendment. Within 60 days of the Seventh Amendment Date (or such longer period of time as may be acceptable to the Administrative Agent), the Borrowers shall deliver to the Administrative Agent a copy of a certificate of good standing issued by the Companies House for each of Del Monte Europe Limited, Del Monte Fresh Produce (UK) Ltd. and Del Monte Foods International Limited, evidencing that such entities are in good standing under the laws of England.

Section 7. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness of this Amendment as set forth in Section 5 hereof, on and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in the Notes and the other Loan Documents to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

Section 8. Costs, Expenses and Taxes. The Borrowers agree, jointly and severally, to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto). In addition, the Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

Section 9. Affirmation of Guaranty. By executing this Amendment, each Guarantor hereby acknowledges, consents and agrees that all of its obligations and liability under its Guaranty Agreement remain in full force and effect in relation to the Credit Agreement, as amended and modified by this Amendment, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under its Guaranty Agreement,

Section 10. Affirmation of Security Documents. By executing this Amendment, each Loan Party hereby reaffirms and confirms each Security Document to which it is a party, and its payment and performance obligations, contingent or otherwise, thereunder and hereby acknowledges that the rights granted thereby in favor of the Administrative Agent (for its benefit and the benefit of the Lenders) are in full force and effect. With respect to any Security Documents which are governed by English law, the reaffirmation, confirmation and acknowledgement in this Section 10 shall be governed by English law, and shall be construed, interpreted, performed and enforced in accordance therewith.

Section 11. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of a signature page hereto by facsimile transmission or by e-mail transmission of an adobe file format document ([also known as a PDF file) shall be as effective as delivery of a manually executed counterpart hereof.

Section 12. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (except as otherwise set forth in Section 10).

Section 13. Final Agreement. This Amendment represents the final agreement between the Borrowers, the Administrative Agent and the Lenders as to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Amendment shall constitute a Loan Document for all purposes.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duty authorized, as of the date first above written.

BORROWERS:	FRESH DEL MONTE PRODUCE INC.

	By:	/s/ John F. Inserra
	Name:	John F. Inserra
	Title:	EVP and CFO

DEL MONTE FRESH PRODUCE N.A., INC.

	By:	/s/ John F. Inserra
	Name:	John F. Inserra
	Title:	EVP and CFO

DEL MONTE FRESH PRODUCE INTERNATIONAL, INC.

	By:	/s/ John F. Inserra
	Name:	John F. Inserra
	Title:	Director

FRESH DEL MONTE SHIP HOLDINGS LTD.

	By:	/s/ John F. Inserra
	Name:	John F. Inserra
	Title:	EVP and CFO

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

DEL MONTE B.V.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Attorney-In-Fact

DEL MONTE FRESH PRODUCE (UK) LTD.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

DEL MONTE FOODS INTERNATIONAL LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

DEL MONTE INTERNATIONAL INC.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director and Treasurer

DEL MONTE EUROPE LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

GUARANTORS:	DEL MONTE FRESH PRODUCE COMPANY

	By:	/s/ John F. Inserra
	Name:	John F. Inserra
	Title:	EVP and CFO

DEL MONTE FRESH PRODUCE (SOUTHWEST), INC.

	By:	/s/ John F. Inserra
	Name:	John F. Inserra
	Title:	EVP and CFO

DEL MONTE FRESH PRODUCE (FLORIDA), INC.

	By:	/s/ John F. Inserra
	Name:	John F. Inserra
	Title:	EVP and CFO

FRESH DEL MONTE PRODUCE (CANADA), INC.

	By:	/s/ John F. Inserra
	Name:	John F. Inserra
	Title:	EVP and CFO

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

DEL MONTE FRESH PRODUCE (SOUTHEAST), INC.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	EVP and CFO

DELMONTE FRESH PRODUCE (WEST COAST), INC.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	EVP and CFO

DEL MONTE FRESH PRODUCE (TEXAS), INC.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

DEL MONTE FRESH PRODUCE (KANSAS CITY) INC.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	EVP and CFO

DEL MONTE FOODS EUROPE LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Direcor

SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

DEL MONTE FOODS NORTHERN EUROPE LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

DEL MONTE FRESH PACKAGED PRODUCE (UK) LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

GLOBAL REEFER CARRIERS, LTD.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	EVP and CFO

FDM HOLDINGS LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	EVP and CFO

DEL MONTE B.V.I. LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	EVP and CFO

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

CORPORATION DE DESARROLLO AGRICOLA DEL MONTE S.A.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

COMPANIA DE DESARROLLO BANANERO DE GUATEMALA S.A.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Attorney-in-Fact

DEL MONTE FRESH PRODUCE (ASIA-PACIFIC) LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

FRESH DEL MONTE PRODUCE N.V.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	EVP and CFO

WAFER LIMITED

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	EVP and CFO

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

FRESH DEL MONTE JAPAN COMPANY LTD.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

DEL MONTE FRESH PRODUCE (CHILE) S.A.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Director

DEL MONTE FRESH PRODUCE BRASIL LTDA.

By:	/s/ John F. Inserra
Name:	John F. Inserra
Title:	Attorney-in-Fact

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT AND LENDERS:	COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Administrative Agent and a Lender

	By:	/s/ Brett Delfino
	Name:	Brett Delfino
	Title:	Executive Director

	By:	/s/ Betty H. Mills
	Name:	Betty H. Mills
	Title:	Executive Director

AGFIRST FARM CREDIT BANK, as a Lender

	By:	/s/ Bruce B. Fortner
	Name:	Bruce B. Fortner
	Title:	Vice President

HARRIS N.A., as a Lender

	By:	/s/ Karen L. Knudsen
	Name:	Karen L. Knudsen
	Title:	Managing Director

SUNTRUST BANK, as a Lender

	By:	/s/ Samuel M. Jannetta
	Name:	Samuel M. Jannetta, Jr.
	Title:	Vice President

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

FARM CREDIT SERVICES OF MID-AMERICA, PCA, as a Lender

By:	/s/ Steven R. Kluemper
Name:	Steven R. Kluemper
Title:	Vice President

ING CAPITAL LLC, as a Lender

By:	/s/ Lina A. Garcia
Name:	Lina A. Garcia
Title:	Vice President

U.S. AGBANK, FCB, as a Lender

By:	/s/ Travis W. Ball
Name:	Travis W. Ball
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark A. Reinert
Name:	Mark A. Reinert
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brian K. Keeney
Name:	Brian K. Keeney
Title:	SVP

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

COBANK, ACB, as a Lender

By:	/s/ Thomas N. Martin
Name:	Thomas N. Martin
Title:	Vice President

FARM CREDIT BANK OF TEXAS, as a Lender

By:	/s/ Isaac E. Bennett
Name:	Isaac E. Bennett
Title:	Vice President

FARM CREDIT WEST, PCA, as a Lender

By:	/s/ Ben Madonna
Name:	Ben Madonna
Title:	Asst. Vice President

GREENSTONE FARM CREDIT SERVICES ACA/FCLA, as a Lender

By:	/s/ Ben Mahlich
Name:	Ben Mahlich
Title:	AVP/ Lending Officer

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Clifford F. Cho
Name:	Clifford F. Cho
Title:	Vice President

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark S. Supple
Name:	Mark S. Supple
Title:	Vice President

1ST FARM CREDIT SERVICES, PCA, as a Lender

By:	/s/ Gary Ash
Name:	Gary Ash
Title:	President & CEO

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert P. Carswell
Name:	Robert P. Carswell
Title:	Vice President

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as a Lender

By:	/s/ Martin Lunder
Name:	Martin Lunder
Title:	Senior Vice President

By:	/s/ Hans CHR. Kjelsrud
Name:	Hans CHR. Kjelsrud
Title:	Senior Vice President

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

AMERICAN AGCREDIT, PCA, as a Lender

By:	/s/ Gary Van Schuyver
Name:	Gary Van Schuyver
Title:	Vice President

FARM CREDIT SERVICES OF AMERICA, PCA, as a Lender

By:	/s/ Bruce Rouse
Name:	Bruce Rouse
Title:	Vice President

FARM CREDIT SERVICES OF MINNESOTA VALLEY, PCA d/b/a/ FCS COMMERCIAL FINANCE GROUP, as a Lender

By:	/s/ Lisa Caswell
Name:	Lisa Caswell
Title:	Commercial Loan Officer

FORTIS CAPITAL CORP., as a Lender

By:	/s/ Clay Jackson
Name:	Clay Jackson
Title:	Managing Director

By:	/s/ Egeono Van Helson Scholten
Name:	Egeono Van Helson Scholten
Title:	Vice President

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

LASALLE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Rosalie C. Hawley
Name:	Rosalie C. Hawley
Title:	First Vice President

SEVENTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT